Exhibit 10.1
AMENDMENT NO. 18 TO MASTER SERVICES AGREEMENT
This Amendment No. 18 (“Amendment”) is dated and effective on September 19, 2023 (“Amendment Effective Date”) by and between Block, Inc. (formerly Square, Inc.), a Delaware corporation, whose principal address is 1955 Broadway, Suite 600, Oakland, CA 94612 (“Client”) and Marqeta, Inc., a Delaware corporation, whose principal address is 180 Grand Avenue, 6th Floor, Oakland, CA 94612 (“Marqeta”), and amends the Master Services Agreement between Client and Marqeta dated April 19, 2016, as amended (“Agreement”). Capitalized terms that are not defined in this Amendment are defined in the Agreement.

CONTEXT:
A.Marqeta and Client entered into the Agreement for the provision of certain services to Client;
B.Marqeta and Client entered into Amendment No. 7 to the Agreement, dated June 6, 2019, for the provision of Direct Deposit Services by Marqeta to Client (“Direct Deposit Services Amendment”); and
C.The Parties desire to supplement the Agreement with the terms of this Amendment, which become a part of the Agreement, specifically including the Direct Deposit Services Amendment.
TERMS:

1.Direct Deposit Services Roles and Responsibilities. Section 4 (General) of the Direct Deposit Services Amendment is moved to become Section 5 (General) of the Direct Deposit Services Amendment, and the following is added as a new Section 4 (Roles and Responsibilities) to the Direct Deposit Services Amendment:

“4.    Roles and Responsibilities. For purposes of clarity, and notwithstanding the above, the Parties agree that (1) Client, not the Issuing Bank, is using the Direct Deposit Services to allow Client’s Cash App Program customers to direct deposit funds into their Cash App Program account, and no such deposits are made to Cash App Program Card accounts; (2) Marqeta, not the Issuing Bank, provides the Direct Deposit Services to Client; (3) Issuing Bank is providing Marqeta receiving depository financial institution (RDFI) services related to automated clearing house (ACH) transactions (“RDFI Services”) in support of Marqeta’s provision of the Direct Deposit Services to Client; and (4) as a part of the RDFI Services, the Issuing Bank does not post funds to any consumer accounts, including, but not limited to any consumer Cash App accounts.”

2.Limited Addendum. This Amendment and the Agreement, specifically the Direct Deposit Services Amendment, set forth the Parties’ entire agreement regarding the subject matter of this Amendment. This Amendment incorporates by reference the terms of the Agreement, specifically including the Direct Deposit Services Amendment, and the specific terms and conditions in this Amendment govern, control, and supersede the Agreement and the Direct Deposit Services Amendment solely with respect to the subject matters covered in this Amendment. Except as modified or supplemented by this Amendment, all the provisions of the Agreement, including the Direct Deposit Services Amendment, remain in full force and effect.

3.Counterparts. This Amendment may be executed electronically and in counterparts.

[Signature Page Follows]

The Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

Marqeta, Inc.	Block, Inc.
By: /s/ Jonathan Davis	By: /s/ Lee Hatton
Print: Jonathan Davis	Print: Lee Hatton
Title: VP, Key Accounts	Title: Cash App APAC
Date: September 26, 2023	Date: September 26, 2023